Exhibit 10.23

PROMISSORY NOTE

$850,000.00	July 10, 2009

Artisanal Cheese, LLC,
a New York limited liability company
500 West 37th Street
2nd Floor
New York, New York  10018
(Hereinafter referred to as “Borrower”)

Whereas, Borrower has been authorized by its board of directors to secure a term loan from one or more lenders (each a “Lender” and collectively “Lenders”) in a collective amount not to exceed Eight Hundred Fifty Thousand Dollars ($850,000.00).

Whereas, this Promissory Note is made pursuant to such Term Loan Agreements executed by each of the Lenders of even date herewith (the “Term Loan Agreements”), the collective amount which is represented by this Promissory Note (the “Promissory Note”).

Now, wherefore, Borrower promises to pay to the order of Lenders, in lawful money of the United States of America, at their respective addresses indicated in their respective Term Loan Agreements or wherever else Lenders may specify, the sums owed to each Lender under the respective Term Loan Agreements (including all renewals, extensions or modifications thereof).

SECURITY.  As security for the payment of the monies owing under this Promissory Note and the Term Loan Agreements, the Borrower has delivered or has caused to be delivered to the Lenders a security agreement (“Security Agreement”) dated the date hereof.  Lenders shall have a security interest in all assets of the Borrower pursuant to the Security Agreement.

INTEREST AND FEE(S) COMPUTATION.  (Actual/365).  Interest on the principle amount of this Promissory Note shall be at a rate of nine percent (9%) per annum.  Interest and fees, if any, shall be computed on the basis of a 365-day year for the actual number of days in the applicable period.  Interest shall be paid to Lenders on a monthly basis.

ISSUANCE OF PREFERRED SHARES.  For every Ten Thousand Dollars ($10,000.00)  loaned by any Lender, that Lender shall receive One Thousand (1,000) shares of American Home Food Products’ Series A Redeemable Convertible Preferred Shares.

PREPAYMENT.  The Promissory Note may be prepaid, in whole or in part, at any time.

REPAYMENT TERMS.  This Promissory Note shall be due and payable in full on September 11, 2010.

APPLICATION OF PAYMENTS.  If a Default occurs, monies may be applied to the obligations in any manner or order deemed appropriate by Lenders.  If any payment received by Lenders under this Promissory Note is rescinded, avoided or for any reason returned by Lenders because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Promissory Note as though such payment had not been made.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS.  Borrower shall pay all of Lenders’ reasonable expenses incurred to enforce or collect any of the obligations under this Promissory Note, including, without limitation, reasonable court, arbitration, paralegals', attorneys' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY.  Regardless of any other provision of this Promissory Note, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Promissory Note and not to the payment of interest, and (ii) if the loan evidenced by this Promissory Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Promissory Note or the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT.  If any of the following occurs, a default (“Default”) under this Promissory Note shall exist:  Nonpayment.  The failure of Borrower to pay any of the obligations under this Promissory Note within ten (10) calendar days of when due.  Nonperformance.  The failure of timely performance of the obligations hereunder or under the Security Agreement, other than payment obligations, and such default shall continue unremedied for a period of fifteen (15) calendar days after Borrower shall receive notice of such default.  False Warranty.  A warranty or representation made or deemed made in this Promissory Note or the Security Agreement, or furnished to Lenders in connection with the loan evidenced by this Promissory Note, proves materially false, or if of a continuing nature, becomes materially false.  Cessation; Bankruptcy.  The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, lender workout proceedings, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, or any of their subsidiaries or affiliates.  Material Capital Structure or Business Alteration.  Without the prior written consent of Lenders, which shall not be unreasonably withheld (i) a material alteration in the kind or type of Borrower's business or that of Borrower's subsidiaries or affiliates; (ii) the sale of all or substantially all or a material portion of the business or assets of Borrower, or any of Borrower's subsidiaries or affiliates if such a sale is outside the ordinary course of business of Borrower; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock, membership interests, or voting power of any other entity; (iv) should Borrower, or any of Borrower's subsidiaries, enter into any merger or consolidation or similar transaction; or (v) any change in the members of the Borrower resulting in a change of a majority or more of the membership interests or equity interests of Borrower.

REMEDIES UPON DEFAULT.  If a Default occurs under this Promissory Note or the Security Agreement, Lenders may at any time thereafter take the following actions:  Acceleration Upon Default.  Accelerate the maturity of this Promissory Note and all obligations hereunder, and all of the obligations hereunder shall be immediately due and payable.  Cumulative.  Exercise any rights and remedies as provided under the Promissory Note or the Security Agreement, or as provided by law or equity.

WAIVERS AND AMENDMENTS.  No waivers, amendments or modifications of this Promissory Note shall be valid as against any Lender unless in writing and signed by Lender.  No waiver by any Lender of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of any Lender in exercising any right, power, or remedy under this Promissory Note or the Security Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower and any person liable under this Promissory Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.  Further, Borrower agrees that Lenders may extend, modify or renew this Promissory Note or make a novation of the loan evidenced by this Promissory Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Promissory Note, all without notice to or consent of each Borrower or each person who may be liable under this Promissory Note and without affecting the liability of Borrower or any person who may be liable under this Promissory Note.

NOTICE.  All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Borrower, to:	Artisanal Cheese, LLC
500 West 37th Street
New York, New York 10708
Attn: Daniel W. Dowe, Esq.
Telephone No.: (212)-871-3150
Email: ddowe@artisanalcheese.com

MISCELLANEOUS PROVISIONS.  Assignment.  This Promissory Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  This Promissory Note may be freely assigned or pledged by Lender.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender’s prior written consent is null and void.  Any assignment shall not release Borrower from its obligations hereunder.  Applicable Law; Conflict Between Documents.  This Promissory Note shall be governed by and construed under the laws of the State of New York without regard to conflict of laws principles.  If the terms of this Promissory Note should conflict with the terms of the Security Agreement, the terms of this Promissory Note shall control.  Jurisdiction and Venue.  Borrower irrevocably agrees that any suit regarding this Promissory Note shall be brought in the state or federal courts located in New York, New York and Borrower submits to such jurisdiction.  Severability.  If any provision of this Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note or other such document.  Plural; Captions.  All references in this Promissory Note to Borrower, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity.  The captions contained in this Promissory Note are inserted for convenience only and shall not affect the meaning or interpretation of the Promissory Note.  Binding Contract.  Borrower by execution of and Lenders by acceptance of this Promissory Note agree that each party is bound to all terms and provisions of this Promissory Note.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

WAIVER OF JURY TRIAL.  BORROWER AND LENDERS ACKNOWLEDGE AND AGREE THAT (i) ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY LENDERS OR BORROWER OR ANY SUCCESSOR OR ASSIGN OF LENDERS OR BORROWER, ON OR WITH RESPECT TO THIS PROMISSORY NOTE OR ANY OTHER DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY AND EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY; (ii) EACH WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (iii) THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PROMISSORY NOTE AND LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS PROMISSORY NOTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Promissory Note to be executed.

ARTISANAL CHEESE, LLC

By:
Name: Daniel W. Dowe
Title: President